Exhibit 8.1

April 22, 2019

Seanergy Maritime Holdings Corp.

16 Grigoriou Lambraki Street

166 74 Glyfada

Athens, Greece

Re:    Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp. (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-221058) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 20, 2017, as thereafter amended and supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended, of (x) 3,685,500 units of the Company, each unit consisting of (i) one common share, par value $0.0001 per share (“Common Share”) of the Company or one prefunded warrant to purchase a Common Share (ii) one Class B warrant to purchase one Common Share and (iii) one Class C warrant to purchase one Common Share”); and (y) a representative’s warrant to purchase common shares (the “Representative’s Warrant”).

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the captions “Tax Considerations—United States Federal Income Tax Consequences”, “Tax Considerations—Marshall Islands Tax Consequences”, “Risk Factors—Risks Relating to Our Company— We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares” and “Risk Factors— Risks Relating to Our Company— We may have to pay tax on U.S. source income, which would reduce our earnings” accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP